Annual Compliance Statement

Reference is made to that certain Trust and Servicing Agreement, dated as of December 19, 2019 (the “2019-PARK TSA”), by and among Barclays Commercial Mortgage Securities LLC, as Depositor, KeyBank National Association, as Servicer and, as succeeded by Green Loan Services LLC, as Special Servicer (“special Servicer”, Wells Fargo Bank, National Association, as Trustee, Certificate Administrator and Custodian, and Park Bridge Lender Services LLC, as Operating Advisor, with respect to the MRCD 2019-PARK Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2019-PARK. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the TSA. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the Agreement.

Pursuant to Section 11.07 of the Agreement, Andrew Falk, Senior Vice President of Green Loan does hereby certify that:

1.

A review of the activities of Special Servicer during the period from January 1, 20245 through December 31, 2025 (the “Reporting Period”) and of its performance under the Agreement during such period has been made under my supervision; and

2.	To the best of my knowledge, based on such review, the Special Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 1st day of March 2026.

/s/ Andrew Falk

________________________

Andrew Falk

Senior Vice President